Exhibit 99.2

CVR Energy Names Matt Bley Chief Accounting Officer and Corporate Controller
SUGAR LAND, Texas (May 2, 2018) – CVR Energy, Inc. (NYSE: CVI) today announced that Matt Bley has been named chief accounting officer and corporate controller. Bley also will serve as chief accounting officer and corporate controller for the general partner of CVR Energy’s petroleum subsidiary, CVR Refining, LP (NYSE: CVRR), and for the general partner of its nitrogen fertilizer subsidiary, CVR Partners, LP (NYSE: UAN). Bley’s appointments will become effective May 4, 2018.

Bley, who has more than 14 years of experience, most recently served as assistant controller for Andeavor (formerly Tesoro), where he managed a large team associated with corporate accounting and reporting for the organization. In his new role, Bley will be responsible for the companies’ accounting operations and financial reporting.

“We are thrilled to announce Matt as Chief Accounting Officer and Corporate Controller for CVR Energy and its subsidiaries,” said Dave Lamp, CVR Energy’s chief executive officer. “His solid accounting background and proven track record will serve our companies well as we strive for increased efficiencies and accounting excellence across the organization.”

Bley received a Bachelor of Science in Business Administration and a Master of Science in Accounting from Trinity University. He received a Master of Business Administration from Baylor University. Bley also is a certified public accountant.

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About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 66 percent of the common units of CVR Refining and 34 percent of the common units of CVR Partners.

For further information, please contact:

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Investor Contact:
Jay Finks
CVR Energy, Inc.
(281) 207-3588
InvestorRelations@CVREnergy.com